ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of September 29, 2009 (this “Agreement”), is entered into by and among Resorbable Orthopedic Products LLC, a New Jersey limited liability company (the "Company"), Wound Management Technologies, Inc., a Texas corporation ("WMT"), RSI-ACQ Acquisition, LLC, a Texas limited liability company and wholly owned subsidiary of WMT ("RSI”), and the undersigned members of the Company (each a "Member," collectively, the "Members").

RECITALS

WHEREAS, the Company desires to sell to RSI, and RSI desires to purchase from the Company, substantially all of the assets of the Company, as defined in Exhibit A attached hereto (the “Assets”);

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

ARTICLE I DEFINITIONS

Certain terms used in this Agreement but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.

ARTICLE II THE MERGER

2.1     Purchase and Sale of Assets. Subject to and upon the terms and conditions contained herein, at the Closing, the Company shall sell, transfer, assign, convey and deliver to RSI, free and clear of all security interests, liens, claims and encumbrances, and RSI shall purchase, accept and acquire from the Company, the Assets.

2.2     Purchase Price. The total purchase price for the Assets shall consist of:

(a)     500,000 shares of duly authorized, validly issued, fully paid and non-assessable shares of WMT Common Stock;

(b)     The royalties provided for under the Royalty Agreement; and

(c)     the assumption by RSI of the Assumed Liabilities.

The parties acknowledge and agree that, except for the Assumed Liabilities, RSI shall not assume or agree to pay, perform or discharge any liabilities or obligations of the Company or of any of the Members, whether accrued, absolute, contingent or otherwise.

2.3     Allocation of Purchase Price. The above purchase price shall be allocated among the Assets as reasonably determined by RSI, such allocation to be made as provided in Section 1060 of the Internal Revenue Code of 1986 (the “Code”). RSI and the Company shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of such purchase price consistent with the above allocation.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS

The Company and each of the Members, jointly but not severally, represent and warrant to RSI and WMT that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date as if made on such date, except as set forth in the Schedules delivered by RSI to WMT concurrently herewith and which are attached hereto. Any representation or warranty given by a Member in this Article III with respect to the Members shall be given only with respect to such Member and not with respect to any other Member.

3.1     Organization. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company (a) is qualified or licensed in all jurisdictions where such qualification or license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (b) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (c) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except, in each case, where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to the Company, as the case may be. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2     Authorization and Validity. The Company and each Member has the appropriate power and authority and legal right to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery by the Company and each Member of this Agreement and the performance of their respective obligations hereunder have been duly authorized by proper corporate or other proceedings, and this Agreement constitutes the legal, valid and binding obligation of the Company and each Member, enforceable against each in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

3.3     No Conflict; Consent. Neither the execution and delivery by the Company and the Members of this Agreement, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will, to the best of the Company and each Member’s knowledge, violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or such Member, or (b) the Company's articles of organization or regulations or similar documents, or (c) the provisions of any indenture, instrument or agreement to which the Company is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or a Member is required to be obtained by the Company or a Member in connection with the execution and delivery of this Agreement, or the legality, validity, binding effect or enforceability of any of this Agreement. Except as set forth in Schedule 3.3, no consent, approval or authorization of, or notice to, any other person or entity, including, without limitation, parties to loans, contracts, leases or other agreements, is required in connection with the execution, delivery and performance of this Agreement by WMT or RSI or the consummation by it of the transactions contemplated hereby.

3.4     The Company’s Financial Information.

(a)     The Company has delivered to WMT the following financial statements (the "Financial Statements") of the Company: (i) unaudited balance sheet of the Company as of December 31, 2008 and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 2008 and (ii) unaudited balance sheets of the Company as of June 30, 2009 (the "Company's Latest Balance Sheet") and the related statements of operations, shareholders' equity and cash flows for the three months then ended.

(b)     Each of the unaudited financial statements of the Company have been prepared in accordance with GAAP, applied on a consistent basis during the relevant periods (except as may be disclosed in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of the Company as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for normal and recurring year-end adjustments that are not material.

(c)     Except as set forth in Exhibit A-2 and on the Company's Latest Balance Sheet, or in the notes thereto, the Company does not have any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due), and there is no existing condition or set of circumstances which would reasonably be expected, individually or in the aggregate, to result in such a liability.

3.5     Liabilities and Obligations. Except as set forth in Schedule 3.5, the Financial Statements reflect all liabilities of the Company, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, the Company is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity.

3.6     Employee Matters.

(a)     The Company has no employees and has not paid any wages, salaries, bonuses (discretionary and formula) or other cash compensation (the "Cash Compensation") at any time.

(b)     The Company has no compensation plans, arrangements or practices (the "Compensation Plans") sponsored by the Company or to which the Company contributes on behalf of its employees. The Compensation Plans referred to in the previous sentence include, without limitation, plans, arrangements or practices that provide for severance pay, deferred compensation, incentive, bonus or performance awards, and stock ownership or stock options.

(c)     There are no employment agreements (the "Employment Agreements") to which the Company is a party with respect to its employees or is otherwise obligated.

(d)     There are no employee manuals, policies, procedures and work-related rules (the "Employee Policies and Procedures") that apply to employees of the Company.

(e)     The Company: (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours; and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Company has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no: (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Company before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist; or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Company, nor does any basis therefor exist.

(f)     The Company has never been a party to any agreement with any union, labor organization or collective bargaining unit.

3.7     Employee Benefit Plans.

(a)     There are no employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by the Company or to which the Company contributes or contributed or may be obligated to contribute on behalf of its employees.

(b)     Neither the Company or any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Company is a member (a "Controlled Group") has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA. Neither the Company nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

(c)     The Company is not aware of any facts or circumstances which exist that would result in the imposition of liability against RSI by the Pension Benefit Guaranty Corporation as a result of any act or omission by the Company or any member of a Controlled Group. The Company has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Company.

(d)     No medical or dental care plans or commitments have been offered by the Company to its employees involving hospitalization, medical or dental care claims that have exceeded $5,000 per year for an individual during the Company's current fiscal year or any of Member three fiscal years preceding the date hereof.

3.8     Title; Leased Assets. The Company does not own or have title to or other interests in any real property (c "Real Property"). Except for the Proprietary Rights, the Company does not own or have title to or other interests in any tangible and intangible personal property ("Personal Property"). The Company is not a party, either as lessor or lessee, to any leases of real or personal property. Except for those assets acquired since September 30, 2008, all tangible and intangible assets used in the conduct of the business of the Company are reflected in the Financial Statements in a manner that is in conformity with generally accepted accounting principles applied on a consistent basis with prior periods. The Company owns, leases or otherwise possesses a right to use all assets used in the conduct of the business of the Company, which will not be impaired by the consummation of the transactions contemplated hereby.

3.9     Commitments.

(a)     Except as set forth in Schedule 3.9, the Company has not entered into, nor are the membership interest in the Company, or the assets of the Company bound by, whether or not in writing, any (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (v) labor or collective bargaining agreement; (vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys; (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee; (x) agreement between the Company and any affiliate of the Company; (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Company; (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $25,000 in the aggregate; (xiii) powers of attorney; (xiv) contracts containing noncompetition covenants; (xv) any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Company.

All of the foregoing are hereinafter collectively referred to as the "Commitments." There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Company, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.9. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Company and Members, may be made by any party thereto, nor has the Company waived any rights thereunder. The Company has not received notice of any default with respect to any Commitment.

(b)     Except as contemplated hereby, neither the Company nor the Members have received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment, and neither the Company nor the Members know of any fact that would justify the exercise of such a right. Neither the Company nor the Members currently contemplate, or have reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. Except as listed in Schedule 3.9, none of the customers or suppliers of the Company has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Company.

3.10     Adverse Agreements. The Company is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as the Company or Members can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Company.

3.11     Insurance. The Company does not have any insurance policies.

3.12     Patents, Trade-marks, Service Marks and Copyrights.

(a)     The Company owns all patents, trade-marks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.12 is a true and correct description of the following (the "Proprietary Rights"): (i) all trade-marks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by the Company with respect to the business of the Company, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Company is a party (including expiration date if applicable); and (ii) all agreements relating to technology, know-how or processes that the Company is licensed or authorized to use by others, or which it licenses or authorizes others to use.

(b)     To the best knowledge of the Company and without independent investigation: (i) it has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties; (ii) the use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and neither the Company nor any Member knows of any valid basis for any such claim. Each of the Proprietary Rights is, to the Company’s best knowledge and without independent investigation, valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

(c)     The Company and the Members have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Company infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company with respect thereto.

3.13     Trade Secrets and Customer Lists. The Company has the right to use, free and clear of any claims or rights of others, all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Company ( “Trade Secrets”). The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Company.

3.14     Material Adverse Change. Since December 31, 2008, there has been no change in the business, property, condition (financial or otherwise) or results of operations of the Company which could reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.15     Taxes. The Company has filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided on the Company's Latest Balance Sheet and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company in respect of any taxes or other governmental charges are adequate.

3.16     Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to best knowledge of any of its Members, threatened against or affecting the Company which could reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has no contingent obligations not provided for or disclosed in the Company's Latest Balance Sheet.

3.17     Material Agreements. Schedule 3.17 lists all agreements, contracts, leases, licenses and other instruments to which the Company is a party.

3.18     Compliance With Laws. The Company has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.19     Information Furnished to the Company and the Members. The Company and each of the Members have been provided with, and is familiar with, the financial and other information regarding the business and operations of WMT and RSI that the Company and the Members deem necessary for evaluating the merits and risks of the transactions contemplated by this Agreement. Each of the Members is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

3.20     Investment Purposes. Each of the Members is acquiring the WMT Common Stock for investment purposes and not with a view toward resale or distribution thereof, and has no present intention of selling, granting any participation in, or otherwise distributing the WMT Common Stock.

3.21     Restricted Securities. Each of the Members understands that the shares of WMT Common Stock will be issued by WMT pursuant to an exemption from the registration requirements of the Securities Act, and are characterized as "restricted securities" under the Securities Act and may be resold without registration under the Securities Act only in limited circumstances. In connection with the foregoing, each of the Stockholders is familiar with Rule 144 and understands the resale limitations imposed thereby on the WMT Common Stock.

3.22      Broker's or Finder's Commissions. No broker's or finder's or placement fee or commission will be payable to any broker or agent engaged by the Company or any of its officers, directors or agents or Member with respect to the transactions contemplated by this Agreement.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF WMT AND RSI

WMT and RSI jointly and severally represent and warrant to the Company and each of the Members that the statements contained in the Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date as if made on such date, except as set forth in the Schedules delivered by WMT to the Company concurrently herewith.

4.1     Organization. WMT is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. RSI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. Each of RSI and WMT (a) is qualified or licensed in all jurisdictions where such qualification or license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (b) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (b) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except, in each case, where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to RSI or WMT, as the case may be. Except for WMT's ownership of the equity interest in RSI or as otherwise as contemplated herein, neither RSI nor WMT directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

4.2     Capital Structure.

(a)     As of the Effective Date, the authorized capital stock of WMT consists of 100,000,000 shares of WMT Common Stock, and 5,000,000 shares of preferred stock, par value $10.00 per share. As of the Effective Date, (i) 28,937,310 shares of WMT Common Stock and no shares of preferred stock were issued and outstanding, (ii) options or warrants for 799,769 shares of WMT Common Stock were issued and outstanding; and (iii) 4,089 shares of WMT Common Stock were held in the treasury of the Company. All the outstanding shares of WMT Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of the Effective Date, WMT is the sole member of RSI. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible or exchangeable into securities or other equity having such rights) ("Voting Debt") of WMT or RSI issued and outstanding. Except as set forth above, and the issuance of 4,500,000 shares WMT Common Stock pursuant to an Agreement and Plan of Merger dated as of the date hereof, by and among WMT, BIO Acquisition, Inc., BioPharma Management Technologies, Inc. and its shareholders, there are no equity interests of WMT or RSI authorized, issued or outstanding and there are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the issued or unissued equity interests of WMT or RSI, obligating WMT or RSI to issue, transfer or sell or cause to be issued, transferred or sold any equity interest or Voting Debt of, or other equity interest in, WMT or RSI, (ii) securities convertible into or exchangeable for such equity interests or (iii) obligations of WMT or RSI to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible security, agreement, arrangement or commitment.

(b)     There are no voting trusts, proxies, shareholders agreements or other agreements or understandings to which WMT is a party with respect to the voting or transfer of the equity interests or capital stock of WMT. WMT is not a party to any agreement or obligation, contingent or otherwise, to redeem, repurchase or otherwise acquire or retire any equity interests of WMT, whether as a result of the transactions contemplated by this Agreement.

(c)     WMT has not (i) made or agreed to make any split of its equity interests or dividend, or issued or permitted to be issued any equity interests, or securities exercisable for or convertible into equity, of WMT, (ii), repurchased, redeemed or otherwise acquired any equity of WMT, or (iii) declared, set aside, made or paid any dividends or other distributions on the outstanding equity interests of WMT.

4.3     Authorization and Validity. Each of RSI and WMT has the appropriate power and authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by RSI and WMT of this Agreement and the performance of their respective obligations hereunder have been duly authorized by proper corporate and other proceedings, and this Agreement constitutes the legal, valid and binding obligation of RSI and WMT enforceable against it and them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

4.4     No Conflict; Government Consent. Neither the execution and delivery by RSI and WMT of this Agreement, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on RSI or WMT, or (b) WMT' or RSI's articles of incorporation, certificate of formation, bylaws or operating agreement, as applicable, (c) the provisions of any indenture, instrument or agreement to which either RSI or WMT is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of RSI or WMT pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by RSI or WMT is required to be obtained by RSI or WMT in connection with the execution and delivery of this Agreement, or the legality, validity, binding effect or enforceability of any of this Agreement. Except as set forth in Schedule 4.4, no consent, approval or authorization of, or notice to, any other person or entity, including, without limitation, parties to loans, contracts, leases or other agreements, is required in connection with the execution, delivery and performance of this Agreement by RSI or WMT or the consummation by it of the transactions contemplated hereby.

4.5     WMT Financial Statements.

(a)     WMT has filed all forms, reports, statements, schedules, registration statements and other documents required to be filed with the SEC since January 1, 2006 (the "WMT SEC Documents"), each of which complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. No Subsidiary of WMT is required to file any form, report, statement, schedule, registration statement or other document with the SEC. No WMT SEC Document, when filed (or, if amended or superseded by a filing prior to the Closing Date, on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     Each of the audited and unaudited consolidated financial statements of WMT (including any related notes thereto) included in the WMT SEC Documents have been prepared in accordance with GAAP, applied on a consistent basis during the relevant periods (except as may be disclosed in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of WMT and its Subsidiaries as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for normal and recurring year-end adjustments that are not material.

(c)     Except as set forth in Schedule 4.5(c) and on the balance sheet of WMT as of June 30, 2009 included in the WMT SEC Documents (the "WMT Latest Balance Sheet"), or in the notes thereto, WMT does not have any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due), and there is no existing condition or set of circumstances which would reasonably be expected, individually or in the aggregate, to result in such a liability.

(d)     RSI is a newly formed entity, formed for the purpose of the Merger, and has no assets or liabilities of any kind whatsoever.

4.6     Material Adverse Change. Since June 30, 2009, there has been no change in the business, property, condition (financial or otherwise) or results of operations of WMT which could reasonably be expected to have a Material Adverse Effect with respect to WMT.

4.7     Taxes. WMT has filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by WMT, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided on the WMT Latest Balance Sheet and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of WMT in respect of any taxes or other governmental charges are adequate. WMT is taxable as a "C" corporation for federal income tax purposes.

4.8     Litigation and Contingent Obligations. Except as otherwise disclosed in the SEC Documents, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to best knowledge of any of its officers, threatened against or affecting WMT. WMT has no contingent obligations not provided for or disclosed in the WMT Latest Balance Sheet.

4.9     Material Agreements. Except as set forth in Schedule 4.9, the SEC Documents list all material agreements, contracts, leases, licenses and other instruments to which WMT is a party.

4.10     Compliance With Laws. WMT has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect with respect to WMT.

4.11     RSI Operations. RSI has never had any operations.

4.12     Issuance of WMT Common Stock. The shares of WMT Common Stock to be delivered to the Members hereunder have been duly and validly authorized and when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and free from all Liens and will not have been issued in violation of any statutory preemptive rights, or any other preemptive right, co-sale right, right of first refusal or other similar right. A sufficient number of shares of WMT’s Common Stock shall have been authorized and reserved to provide for the issuance of WMT Common Stock hereunder. WMT shall have, on or prior to the Closing Date, instructed its transfer agent to issue 500,000 shares of WMT Common Stock to the Company in accordance with Section 5.4(b)(i).

4.13     Information Furnished to WMT and RSI. WMT and RSI have been provided with, and are familiar with, the financial and other information regarding the business and operations of the Company that WMT and RSI deem necessary for evaluating the merits and risks of the transactions contemplated by this Agreement. Each of WMT and RSI is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. WMT and RSI have been provided with access to the books and records of the Company and have had the opportunity to ask questions of and receive information from the Members.

4.14     Restricted Securities. To the knowledge of each of WMT and RSI, neither the Company nor any of its Members are “affiliates” of WMT as defined under Rule 144. WMT is currently a reporting company under the Securities Exchange Act of 1934 and will continue to provide public information to the extent necessary to allow the Members to sell the WMT Common Stock to be delivered to the Members hereunder. Notwithstanding the foregoing, WMT and RSI each acknowledge that the Members are acquiring the WMT Common Stock for investment purposes and not with a view toward resale or distribution thereof, and has no present intention of selling, granting any participation in, or otherwise distributing the WMT Common Stock. WMT has been advised that in the event any Member subsequently decides to sell any WMT Common Stock received hereunder, such Member shall request a legal opinion from WMT’s legal counsel that such resale is permitted under the Securities Act or Rule 144.

4.15     Broker's or Finder's Commissions. No broker's or finder's or placement fee or commission will be payable to any broker or agent engaged by RSI, WMT or any of its officers, directors or agents with respect to the transactions contemplated by this Agreement.

ARTICLE V CLOSING

5.1     Closing. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of WMT at 777 Main Street, Suite 3100, Fort Worth, Texas 76102 on the Effective Date, or such other date as mutually agreed to by the parties (the "Closing Date").

5.2     WMT and RSI Conditions. The obligation of WMT and RSI to consummate the transactions contemplated under this Agreement is subject to the satisfaction, prior to or at the Closing, of the following conditions:

(a)     The representations and warranties of the Company and Member contained in Article III shall be true and correct in all material respects at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

(b)     The Company shall have received all approvals and consents required under its loan agreements, leases, and indentures, shareholders agreements or other debt documents or contracts necessary to consummate the transactions contemplated herein, including without limitation, those set forth on Schedule 3.3.

(c)     There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction prohibiting or imposing any condition on the consummation of any of the transactions contemplated hereby.

5.3     The Company and Member Conditions. The obligation of the Company and Members to consummate the transactions contemplated under this Agreement is subject to the satisfaction, prior to or at the Closing, of the following conditions:

(a)     The representations and warranties of WMT and RSI contained in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

(b)     There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction prohibiting or imposing any condition on the consummation of any of the transactions contemplated hereby.

(c)      Each of WMT and RSI shall have delivered the Closing Deliverables to the Company and/or its Members pursuant to Section 5.4(b) to the satisfaction of the Company’s counsel.

5.4     Closing Deliverables.

(a)     At the Closing, the Company will have delivered or caused to be delivered to WMT and RSI all of the following in form and substance satisfactory to WMT and RSI:

(i)     a certificate of the secretary of the Company, certifying (a) that a true, correct and complete copy of the articles of organization of the Company is attached, and (b) that a true, correct and complete copy of the operating agreement (or similar document) of the Company is attached;

(ii)   copies of the resolutions unanimously and duly adopted by the Company's Managers, authorizing the execution, delivery and performance by the Company of this Agreement, and the consummation of all of the other transactions hereunder and thereunder, certified as of the Closing Date by the secretary of the Company;

(iii)   a certificate dated as of the Closing Date from an officer of the Company stating that the conditions specified in Section 5.2 have been fully satisfied or waived, as applicable;

(iv)    a certificate of good standing and existence form the Secretary of State of the State of New Jersey, of a recent date, with respect to the Company; and

(v)    confirmation that the Company will abandon the use of “Resorbable Orthopedic Products” and any similar name.

(b)     At the Closing, WMT and RSI will have delivered or caused to be delivered to the Company the following in form and substance satisfactory to the Company:

(i)     A copy of the letter of an irrevocable instruction to the WMT’s transfer agent directing the issuance to the Company of 500,000 shares of WMT Common Stock.

(ii)    The Royalty Agreement duly executed by WMT and RSI;

(iii)   A Guaranty duly executed by WMT, pursuant to which WMT shall guaranty the payments due by RSI under the Royalty Agreement ;

(iv)   copies of the resolutions unanimously and duly adopted by the board of director of WMT and the Managers of RSI, respectively, authorizing the execution, delivery and performance by WMT and RSI of this Agreement, and the consummation of all of the other transactions hereunder and thereunder, certified as of the Closing Date by the secretary of WMT and RSI, as applicable;

(v)   a certificate dated as of the Closing Date from an officer of each of WMT and RSI stating that the conditions specified in Section 5.3 have been fully satisfied or waived by WMT and RSI, as applicable;

(vi)   a certificate of existence and good standing from the Secretaries of Texas and Texas, each of a recent date, with respect to WMT and RSI, as applicable; and

(vii)   a letter agreement by and between WMT and Kalow & Springut regarding the Assumed Liabilities attributable to them as set forth in Exhibit A-2.

ARTICLE VI INDEMNIFICATION; TERMINATION

6.1     Indemnification by Member. The Company and each Member hereby agrees to defend, indemnify and hold WMT and RSI, and their respective officers, directors, shareholders, employees, successors, heirs, assigns, attorneys and representatives harmless against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) which WMT or RSI may pay or incur arising out of or relating to a material breach of any material representation, warranty or covenant made by the Company or such Member (but not any other Member) under this Agreement.

6.2     Indemnification by WMT. WMT agrees to defend, indemnify and hold the Company and each Member, and their respective successors, heirs, assigns, attorneys and representatives harmless against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) which the Company or a Member may pay or incur arising out of or relating to a material breach of any material representation, warranty or covenant of WMT or RSI under this Agreement or the sale, development, use, transfer or other disposition of any Asset purchased hereunder after the Closing Date.

6.3     Survival of Representations and Warranties. The representations and warranties made by parties in this Agreement and in any certificate or schedule furnished hereunder shall survive for a period of one (1) year after the Closing Date. Sections 6.1, 6.2 and 6.4 shall survive the termination or expiration of this Agreement. No other covenants or agreements in this Agreement shall survive the Closing Date except for those covenants and agreements contained herein or therein that by their terms apply or are to be performed in whole or in part after the Closing Date.

6.4     Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, prior to the Closing as follows:

(a)     by mutual written consent of all the parties;

(b)    by WMT or RSI in the event any of the conditions in Section 5.2 have not been satisfied on or before September 30, 2009 through no fault of WMT or RSI; or

(c)    by the Company or any Member in the event any of the conditions in Section 5.3 have not been satisfied on or before September 30, 2009, through no fault of the Company or Member.

6.5     Effect of Termination. If this Agreement is terminated pursuant to Section 6.4 all rights and obligations of the parties hereunder shall terminate without liability of any party to any other party.

ARTICLE VII GENERAL PROVISIONS

7.1     Headings. Section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

7.2     Expenses. Each of the parties shall bear their own expenses (including reasonable attorneys' fees and time charges of attorneys) paid or incurred by such party in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of this Agreement and the Merger.

7.3     Entire Agreement; Assignment. This Agreement and the attached Exhibits and Schedules embodies the entire agreement and understanding among WMT, RSI, the Company and the Members and supersede all prior agreements and understandings among such parties relating to the subject matter thereof. This Agreement may not be assigned without the prior written consent of the other parties.

7.4     Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, representatives or heirs.

7.5     Amendment. No amendment or modification to this Agreement shall be effective, unless in writing and signed by all the parties.

7.6     Severability. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

7.7     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at (a) its address or facsimile number set forth on the signature pages hereof or (b) such other address or facsimile number as such party may hereafter specify. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mail, certified or registered with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section.

7.8     Choice Of Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OFNEW YORK, WITHOUT REGARD TO ITS CHOICE OF LAWS PROVISIONS.

7.9     Venue. THE EXCLUSIVE JURISDICTION FOR ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK COUNTY, NEW YORK AND EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

7.10     Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement may be executed and delivered by facsimile copy.

***** Signature Page Follows *****

The parties hereto have executed this Agreement as of the date first above written.

WOUND MANAGEMENT
TECHNOLOGIES, INC.

By: /s/ Scott A. Haire
Scott A. Haire, President

RSI-ACQ ACQUISTION, LLC

By: /s/ Scott A. Haire
Scott A. Haire, President

RESORBABLE ORTHOPEDIC PRODUCTS, LLC

By: /s/ Barry Constantine
Barry Constantine, Manager

By: /s/ Nels Lauritzen
Nels Lauritzen, Manager

MEMBERS:

By: /s/ Barry Constantine
Barry Constantine

By: /s/ Nels Lauritzen
Nels Lauritzen

By: /s/ Marcie Jordan
Marcie Jordan

EXHIBIT A
DEFINITIONS

As used in this Agreement:

"Agreement" means this agreement, as it may be amended or modified and in effect from time to time.

"Assets" shall mean: all of the business, properties and assets (real and personal, tangible and intangible) of the Company of every kind and wherever situated that are owned by the Company or in which it has any right or interest (including without limitation and to the extent owned, its business as a going concern, its goodwill, franchises and all right, title and interest in and to the use of its corporate name and any assumed names and any derivatives or combinations thereof; its Trade Secrets, its Proprietary Rights (including all rights to sue for past infringement of any of the foregoing) as listed in Schedule 3.12; its causes of action, judgments, claims and demands of whatever nature; its deferred charges, advance payments, prepaid items, claims for refunds, rights of offset and credits of all kinds;; its rights under restrictive covenants and obligations of present and former officers and of individuals and corporations;; its rights under all agreements assumed by RSI; and its files, papers and records relating to the aforesaid business, properties and assets) other than the Excluded Assets. The Assets will specifically include, but not be limited to, the assets described in Exhibit A-1 attached hereto.

"Assumed Liabilities" shall mean those fixed and determinable liabilities of the Company listed in Exhibit A-2 attached hereto.

"Closing" is defined in Section 5.1.

"Closing Date" is defined in Section 5.1.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Commitment" is defined in Section 3.9.

"Company" is defined in the preamble to this Agreement.

"Company's Latest Balance Sheet" is defined in Section 3.4

"Compensation Plans" is defined in Section 3.6(b)

"Employee Benefit Plan" is defined in Section 3.9(a).

"Employee Policies and Procedures" is defined in Section 3.6(d).

"Employment Agreement" is defined in Section 3.6(c).

"Excluded Assets" shall mean the following assets and properties: (i) the shares of WMT Common Stock delivered to the Company pursuant to this Agreement for the Assets sold, transferred, assigned, conveyed and delivered pursuant hereto; (ii) the Company’s and the Members’ rights to enforce RSI’s and WMT’s representations, warranties and covenants hereunder and the obligations of RSI and WMT to pay, perform or discharge the liabilities of the Company assumed by RSI pursuant to this Agreement and all other rights, including rights of indemnification, of WMT and RSI under this Agreement or any instrument executed pursuant hereto; (iii) the Company’s Certificate of Organization, operating agreement, corporate seal, minute books and other corporate records having exclusively to do with the organization and capitalization of the Company; and (iv) the Company’s books of account, but the Company agrees that RSI shall have the right at RSI’s request to inspect such books and make copies thereof; (v) the Company’s rights to claims for refunds of taxes which cannot be assigned by law; (vi) equity of the Company.

"Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

"Financial Statements" is defined in Section 3.5.

"GAAP" means generally accepted accounting principles as in effect from time to time, applied in a consistent manner.

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

"Material Adverse Effect" means, with respect to a Person, a material adverse effect on (i) the business, Property, condition (financial or otherwise), or results of operations of the Person taken as a whole, (ii) the ability of the Person to perform its obligations under this Agreement, or (iii) the validity or enforceability of this Agreement or the rights or remedies of hereunder.

"Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"Personal Property" is defined in Section 3.8.

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

"Property Rights" is defined in Section 3.12

"Real Property" is defined in Section 3.8.

“Royalty Agreement” means that certain agreement among the Company and RSI dated of even date herewith pursuant to which RSI shall pay the Company a portion of the purchase price hereunder in royalties.

"RSI” is defined in the preamble to this Agreement.

"Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Trade Secrets” is defined in Section 3.13.

"WMT" is defined in the preamble to this Agreement.

"WMT Common Stock" means the common stock of WMT, par value $.0001 per share.